CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the registration statement on Form S-1 (the “Registration Statement”) of Canyon Copper Corp. (the “Company”), dated the date hereof, of our report dated September 22, 2009 relating to the financial statements of the Company for the year ended June 30, 2009 and accumulated for the period from January 21, 2000 (Date of Inception) to June 30, 2009, appearing in the Prospectus which is a part of such Registration Statement, as well as to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

August 12, 2011